Volatility Shares Trust N-1A/A

Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A of Volatility Shares Trust and to the use of our report dated November 28, 2022 on the financial statements of Volatility Shares Trust (the “Trust”) and the Volatility Shares S&P 500 High Volatility ETF, a series of the Trust, as of November 14, 2022 and the related notes (collectively referred to as the “financial statements”). Such financial statements are included in this Post-Effective Amendment.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

December 5, 2022